Exhibit 99.1

Apogee Technology, Inc.

129 Morgan Drive

Norwood, MA 02062

December 5, 2005

Laurus Master Fund, Ltd.

c/o M&C Corporate Services Limited

P.O. Box 309 GT

Ugland House

George Town

South Church Street

Grand Cayman, Cayman Islands

Ladies and Gentlemen:

This letter agreement is in reference to (i) that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of August 9, 2005, by and between Apogee Technology, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and Laurus Master Fund, Ltd. (the “Holder”), (ii) that certain Common Stock Purchase Warrant No.     (the “Warrant”) issued in connection with the Purchase Agreement, of even date therewith, by and between the Company and the Holder, and (iii) that certain Registration Rights Agreement issued in connection with the Purchase Agreement, of even date therewith, by and between the Company and the Holder (the “Registration Rights Agreement,” and together with the Purchase Agreement and the Warrant, the “Transaction Documents”).

(a)                                  Amendment of Warrant.  The Company and the Holder desire and hereby agree to terminate any and all registration rights granted to the Holder pursuant to the Transaction Documents, and in consideration therefor, amend and restate the Warrant in the form attached hereto as Exhibit A (the “Amended and Restated Warrant”) to provide for certain additional rights of the Holder as described and set forth therein.

(b)                                 Governing Law.  This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof.

(c)                                  Entire Agreement.  This letter agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written.

(d)                                 Counterparts.  This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same.

(e)                                  Amendments; Waiver.  Any provision of this letter agreement may be amended or waived if, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this letter agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(f)                                    Binding Effect.  This letter agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Further, this letter agreement shall be binding upon any transferee of any rights pursuant to the Amended and Restated Warrant.

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If you are in agreement with the foregoing terms, please indicate your acceptance below.

Very truly yours,

APOGEE TECHNOLOGY, INC.

			By:	/s/ Herbert M. Stein
			Name:	Herbert M. Stein
Title: President and Chief Executive Officer

Agreed to and Accepted:

LAURUS MASTER FUND, LTD.

By:	/s/	David Grin
Name:		David Grin
Title:		Director

EXHIBIT A